Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-3 to the Registration statement on Form S-1 (No. 333-145759) of HUGHES Telematics, Inc. (formerly Polaris Acquisition Corporation) of our report dated March 16, 2009 relating to the financial statements of HUGHES Telematics, Inc., which is incorporated by reference in the Current Report on Form 8-K of HUGHES Telematics, Inc. dated April 6, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

April 6, 2009